Exhibit 99.1

Insperity Announces First Quarter Results

HOUSTON — May 2, 2014 — Insperity, Inc. (NYSE:NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported first quarter net income of $9.6 million and diluted earnings per share of $0.37.

“We exceeded our first quarter earnings expectations during a weak economy, soft labor market and repeated delays and changes to health care reform,” said Paul J. Sarvadi, Insperity chairman and chief executive officer. “Our momentum for both core and mid-market sales, coupled with our plan to align operating expenses, establishes a solid foundation for growth for the balance of the year and operating leverage into 2015.”

Revenues for the first quarter of 2014 increased 4.1% over the first quarter of 2013 to $637.0 million, due to a 2.3% increase in the average number of worksite employees paid per month and a 1.7% increase in revenues per worksite employee per month. Gross profit decreased 1.8% compared to the first quarter of 2013 to $106.2 million, due primarily to an expected higher deficit in the benefits cost center.

Operating expenses increased 4.0% over the first quarter of 2013 to $89.6 million and included the impact of Business Performance Advisors hired throughout 2013, implementation of our health care reform strategy and recent technology investments. Operating expenses per worksite employee per month increased $3, or 1.3%, to $236 in the first quarter of 2014 from $233 in the 2013 period.

“During the quarter we generated adjusted EBITDA of $24.3 million, repurchased 469,456 shares at a cost of $13.9 million and paid quarterly dividends of $4.4 million,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer. “We ended the quarter with working capital of $123.1 million and no debt, allowing us to continue to invest in the business and return capital to stockholders through share repurchases and dividends.”

Insperity will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2014 and answer questions from investment analysts. To listen in, call 877-651-0053 and use conference i.d. number 23289133. The call will also be webcast at http://ir.insperity.com. The conference call script and company guidance will be available at the same website later today. A replay of the conference call will be available at 855-859-2056, conference i.d. 23289133. The webcast will be archived for one year.

Insperity, a trusted advisor to America’s best businesses for more than 28 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurances Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2013 revenues of $2.3 billion, Insperity operates in 57 offices throughout the United States. For more information, visit http://www.insperity.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be in accurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state and federal unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll, payroll taxes and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate or realize expected returns on our acquisitions; (x) failure of our information technology systems; and (xi) an adverse final judgment or settlement of claims against Insperity. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets:
Cash and cash equivalents	$213,518	$225,755
Restricted cash	52,162	51,928
Marketable securities	46,897	46,340
Accounts receivable, net	222,399	210,009
Prepaid insurance	34,793	10,638
Other current assets	19,228	12,053
Income taxes receivable	9,040	409
Deferred income taxes	—	8,185
Total current assets	598,037	565,317

Property and equipment, net	83,933	86,415
Prepaid health insurance	9,000	9,000
Deposits	88,571	85,578
Goodwill and other intangible assets, net	18,036	18,434
Other assets	1,812	1,816
Total assets	$799,389	$766,560

Liabilities and Stockholders' Equity:
Accounts payable	$2,591	$2,678
Payroll taxes and other payroll deductions payable	163,985	165,604
Accrued worksite employee payroll cost	187,311	173,801
Accrued health insurance costs	25,708	5,103
Accrued workers’ compensation costs	53,387	52,930
Accrued corporate payroll and commissions	16,225	21,611
Other accrued liabilities	25,685	14,960
Total current liabilities	474,892	436,687

Accrued workers’ compensation costs	71,285	68,905
Deferred income taxes	5,896	7,696
Total noncurrent liabilities	77,181	76,601

Stockholders’ equity:
Common stock	308	308
Additional paid-in capital	135,838	135,653
Treasury stock, at cost	(150,039)	(138,688)
Accumulated other comprehensive income, net of tax	26	29
Retained earnings	261,183	255,970
Total stockholders’ equity	247,316	253,272
Total liabilities and stockholders’ equity	$799,389	$766,560

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2014	2013	Change
Operating results:
Revenues (gross billings of $3.588 billion and $3.332 billion, less worksite employee payroll cost of $2.951 billion and $2.270 billion, respectively)	$636,999	$611,836	4.1%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	530,823	503,718	5.4%
Gross profit	106,176	108,118	(1.8)%
Operating expenses:
Salaries, wages and payroll taxes	51,032	48,211	5.9%
Stock-based compensation	2,400	2,310	3.9%
Commissions	3,246	3,207	1.2%
Advertising	4,941	5,250	(5.9)%
General and administrative expenses	22,732	21,986	3.4%
Depreciation and amortization	5,234	5,145	1.7%
Total operating expenses	89,585	86,109	4.0%
Operating income	16,591	22,009	(24.6)%
Other income (expense):
Interest, net	47	69	(31.9)%
Other, net	(26)	9	(388.9)%
Income before income tax expense	16,612	22,087	(24.8)%
Income tax expense	7,048	8,914	(20.9)%
Net income	$9,564	$13,173	(27.4)%
Less distributed and undistributed earnings allocated to participating securities	(282)	(383)	(26.4)%
Net income allocated to common shares	$9,282	$12,790	(27.4)%
Basic net income per share of common stock	$0.37	$0.51	(27.5)%
Diluted net income per share of common stock	$0.37	$0.51	(27.5)%

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013	Change
Statistical data:
Average number of worksite employees paid per month	126,289	123,391	2.3%
Revenues per worksite employee per month(1)	$1,681	$1,653	1.7%
Gross profit per worksite employee per month	280	292	(4.1)%
Operating expenses per worksite employee per month	236	233	1.3%
Operating income per worksite employee per month	44	59	(25.4)%
Net income per worksite employee per month	25	36	(30.6)%

(1)	Gross billings of $9,469 and $9,002 per worksite employee per month, less payroll cost of $7,788 and $7,349 per worksite employee per month, respectively.

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013	Change

Payroll cost (GAAP)	$2,950,568	$2,720,512	8.5%
Less: Bonus payroll cost	521,341	342,565	52.2%
Non-bonus payroll cost	$2,429,227	$2,377,947	2.2%

Payroll cost per worksite employee per month (GAAP)	$7,788	$7,349	6.0%
Less: Bonus payroll cost per worksite employee per month	1,376	925	48.8%
Non-bonus payroll cost per worksite employee per month	$6,412	$6,424	(0.2)%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Insperity management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three Months Ended March 31,
	2014	2013	Change

Net income (GAAP)	$9,564	$13,173	(27.4)%
Income tax expense	7,048	8,914	(20.9)%
Depreciation and amortization	5,234	5,145	1.7%
Interest expense	89	88	1.1%
EBITDA	21,935	27,320	(19.7)%
Stock-based compensation	2,400	2,310	3.9%
Adjusted EBITDA	$24,335	$29,630	(17.9)%

Adjusted EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense, and stock-based compensation. Insperity management believes adjusted EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and adjusted EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and adjusted EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Insperity includes non-bonus payroll and adjusted EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-

GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.